UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 20, 2006
Date of Report (Date of earliest event reported)
Zunicom Inc
(Exact name of registrant as specified in its charter)

Texas	000-27210	75-2408297

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1720 Hayden Road, Carrollton, Texas	75006

(Address of principal executive offices)	(Zip Code)
(469) 892-1200
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement
2.01 Completion of Acquisition or Disposition of Assets
5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
9.01 Financial Statements and Exhibits
Signatures
EX-99.1 Press Release Dated December 21, 2006

Item 1.01: Entry into a Material Definitive Agreement

            On December 20, 2006, Zunicom, Inc. entered into an Underwriting Agreement pursuant to which it sold 1,000,000 shares of the common stock of its formerly 100% owned subsidiary, Universal Power Group, Inc. (“UPG”).  The sale was part of an initial public offering by UPG of its stock (the “Offering”) underwritten by Ladenburg Thalmann Securities & Co. Inc. and Wunderlich Securities, Inc. at an initial public offering price of $7.00 per share.  The Offering will generate gross proceeds of $7 million and net proceeds of $6.4 million to Zunicom at closing.  Upon consummation of the Offering, Zunicom will own 2,000,000 shares of UPG’s common stock, representing 40% of UPG’ issued and outstanding shares (assuming no exercise of any outstanding option, including the underwriters’ over-allotment option).

The press release issued by Zunicom on December 21, 2006 related hereto is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01: Completion of Disposition of Assets

            Reference is made to Item 1.01 above.

Item 5.02: Departure of Principal Officers

            As a result of the Offering referenced under Item 1.01, Ian Edmonds, Zunicom’s executive vice president, Julie Sansom-Reese, Zunicom’s chief financial officer, and Mimi Tan, Zunicom’s corporate secretary, all of whom are named executive officers, resigned as of December 20, 2006.

Item 9.01: Financial Statements and Exhibits

       (d) Exhibits.
Exhibit No.	Description
10.1	Underwriting Agreement (1)
99.1	Press release dated December 21, 2006.
__________________________
          (1)     Incorporated by reference to Exhibit 3 to Universal Power Group, Inc.’s registration statement on form S-1, originally filed September 12, 2006, SEC file no. 333-137265.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zunicom Inc
Date: December 26, 2006	By:	/s/ WILLIAM TAN
William Tan
Chairman